Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
March 31, 2016


Sub-Item 77I: Terms of new or amended securities

      Effective April 12, 2016, Artisan
International Small Cap Fund offered
Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated April 12, 2016 for the Institutional Shares of Artisan
International Small Cap Fund. The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc.
relating to the Institutional Shares of Artisan
International Small Cap Fund was filed as exhibit (a)(6) to post-effective amendment no.
94 to the registration statement of Artisan
Partners Fund, Inc., Securities Act file number
33-88316, filed on February 12, 2016.